                              AGREEMENT OF SALE

                                     for

                         GREEN HILLS CORPORATE CENTER

                                    between

                            BRANDYWINE REALTY TRUST

                                     and

                           GILBERT ASSOCIATES, INC.







                                          Dated:  June ____, 1997


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                              AGREEMENT OF SALE

                                    INDEX

Section                                                            Page


I.       PROPERTY BEING SOLD.....................................     1

    A.   Real Property...........................................     1
    B.   Personal Property.......................................     1
    C.   Leases..................................................     2
    D.   Right to Names..........................................     2

II.      PURCHASE PRICE AND MANNER OF PAYMENT....................     2

    A.   Purchase Price..........................................     2
    B.   Manner of Payment.......................................     2
         1.   Deposit............................................     2
         2.   Additional Deposit.................................     2
         3.   Cash at Closing....................................     2
         4.   Purchase Money Mortgage............................     3
    C.   Allocation..............................................     3

III.     TITLE...................................................     3

IV.      COVENANTS...............................................     3

    A.   Maintenance.............................................     3
    B.   Alterations.............................................     3
    C.   Lease...................................................     4
    D.   Security Deposits.......................................     4
    E.   Bill Tenants............................................     4
    F.   Notice to Buyer.........................................     4
    G.   Update Rent Roll........................................     4
    H.   Comply with Leases......................................     4
    I.   No New Agreements.......................................     4
    J.   Tax Disputes............................................     5
    K.   No Removal of Personalty................................     5

V.       REPRESENTATIONS AND WARRANTIES..........................     5

    A.   Certain Definitions.....................................     5
    B.   Organization............................................     5
    C.   Authority...............................................     6
    D.   Consents and Approvals..................................     6
    E.   Litigation..............................................     6
    F.   Absence of Certain Changes or Events; Material
          Agreements.............................................     6
    G.   No Violation of Law.....................................     7
    H.   Brokers or Finders......................................     7

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    I.   Real Estate.............................................     7
    J.   Taxes...................................................     8
    K.   Compliance with Laws and Recorded Declarations..........     9
    L.   Absence of Undisclosed Liabilities and Contractual
         Obligations.............................................    10
    M.   Leases..................................................    10
    N.   Condemnation or Governmental Proceedings................    11
    O.   Insurance...............................................    11
    P.   No Defaults.............................................    11
    Q.   Significant Agreements..................................    11
    R.   Service Contracts.......................................    12
    S.   Right to Cancel.........................................    12
    T.   Required Improvements...................................    12
    U.   Subdivided Parcel.......................................    12
    V.   Environmental...........................................    12
    W.   Zoning..................................................    13
    X.   Flood Plain.............................................    13
    A.   Organization............................................    14
    B.   Consents and Approvals..................................    14
    C.   Litigation..............................................    14
    D.   Absence of Certain Changes or Events; Material
           Agreements............................................    14
    E.   No Violation of Law.....................................    15
    F.   Brokers or Finders......................................    15

VI.      POSSESSION..............................................    15

VII.     BUYER'S REVIEW AND APPROVAL OF TITLE AND SURVEY.........    15

    A.   Title Binder............................................    15
    B.   Survey..................................................    16
    C.   Physical Inspection.....................................    16
         1.   Contracts, Licenses, Permits.......................    17
         2.   Utility Costs......................................    17
         3.   Inventory..........................................    17
         4.   Three Years' Maintenance Expenses..................    17
         5.   Three Years' Tax Bills.............................    17
         7.   Schedule of Violations.............................    17
         8.   Schedule of Notices................................    18
         9.   Schedule of Replacements and Repairs...............    18
         10.  Zoning, Site Plan, Subdivision Plan or Plat........    18
         11.  Takings or Changes.................................    18
         12.  Tax Assessments, Appeals and Increases.............    18
         13.  Litigation.........................................    18
         14.  Insurance Policies.................................    18
    D.   Seller's Failure to Deliver.............................    18
    E.   Notification of Certain Matters.........................    18
    F.   Board of Trustees Approval..............................    19

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VIII.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES..............    19

IX.      FIRE OR OTHER CASUALTY..................................    19

    A.   Maintain Insurance......................................    19
    B.   Minimal Damage..........................................    19
    C.   Substantial Damage......................................    19
    D.   Closing After Substantial Damage........................    20
    E.   Rent Insurance..........................................    20

X.       CONDEMNATION............................................    20

XI.      EXPENSE ALLOCATIONS.....................................    20

XII.     CLOSING.................................................    21

    A.   Time and Date and Place.................................    21
    B.   Documents...............................................    21
         1.   Seller's Documents and Other Items.................    21
         2.   Buyer's Documents..................................    24
         3.   Title Insurance....................................    24
         4.   Necessary Documents................................    24

XIII.    DEFAULT; REMEDIES.......................................    24

XIV.     CONDITIONS PRECEDENT TO CLOSING.........................    25

    A.   Correctness of Warranties and Representations...........    25
    C.   Buyer's Satisfaction with Inspection....................    25
    D.   Trustee Approval........................................    26
    E.   Estoppels...............................................    26
    F.   Lease With Seller.......................................    26

XV.      PRORATIONS..............................................    26

    A.   Operating Expenses......................................    26
         1.   Taxes..............................................    26
         2.   Sewer Rents........................................    26
         3.   Permit Fees........................................    26
         4.   Operating Costs....................................    26
         5.   Rents..............................................    26
         6.   Security Deposits..................................    28
         7.   Project Contracts..................................    28
    B.   Custom and Practice.....................................    28
    C.   Future Installments of Taxes............................    28
    D.   Application of Prorations...............................    29
    E.   Schedule of Prorations..................................    29
    F.   Escalations.............................................    29
    G.   Readjustments...........................................    29
    H.   Indemnification for Seller's Tax Obligations............    29

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XVI.     BROKERS.................................................    29

XVII.    ESCROW AGENT............................................    29

    A.   Payment to Seller......................................     30
    B.   Notice of Dispute......................................     30
    C.   Escrow Subject to Dispute..............................     30
    D.   Escrow Agent's Rights and Liabilities..................     30

XVIII.   GENERAL PROVISIONS.....................................     30

    A.   Notices................................................     30
    B.   Binding Effect.........................................     31
    C.   Entire Agreement.......................................     31
    D.   Governing Law..........................................     32
    E.   No Recording...........................................     32
    F.   Tender.................................................     32
    G.   Execution in Counterparts..............................     32
    H.   Further Instruments....................................     32
    I.   Time...................................................     32
    J.   Designation of Nominee; Assignment of Agreement........     32
    K.   Effective Date.........................................     32
    L.   Time for Acceptance....................................     33
    M.   Confidentiality........................................     33
    N.   Delivery of Documents..................................     33

XIX.     SEC REPORTING (8-K) REQUIREMENTS.......................     33

XX.      INDEMNIFICATION........................................     33

XXI.     EXCULPATION............................................     34

                              AGREEMENT OF SALE

    AGREEMENT OF SALE made this 26 day of June, 1997, between BRANDYWINE REALTY TRUST, a Maryland Real Estate Investment Trust, its assignee or nominee, having its principal office at 16 Campus Boulevard, Suite 150, Newtown Square, Pennsylvania 19073 ("Buyer"), and SALIENT 3 COMMUNICATIONS, INC., a corporation, having its principal office at P.O. Box 1498, Reading, PA 19603 ("Seller").

                                  BACKGROUND

    The Background of this Agreement is as follows:

         A. Seller is the owner of a certain tract of land containing approximately 192 acres, together with the buildings and improvements thereon, including five buildings containing approximately 574,241 net rentable square feet, commonly known as 100 Gundy, 200 Gundy, 100 Davis, 300 Gundy and 100 Kachel Boulevard located in Cumru and Robeson Townships, Berks County, Pennsylvania; and

         B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the property referred to in this Agreement, upon the terms and conditions set forth herein.

                             TERMS AND CONDITIONS

    NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with the preceding Background paragraphs incorporated by reference, the parties hereto, intending to he legally bound hereby, covenant and agrees as follows:

    I.   PROPERTY BEING SOLD.

         Seller shall sell, transfer and convey to Buyer on the Closing Date (as hereinafter defined),

         A. Real Property. Fee simple interest in the parcels of land, all as more fully described on Exhibit "A", with the building and improvements thereon, including the five buildings containing approximately 574,241 net rentable square feet, commonly known as 100 Gundy, 200 Gundy, 100 Davis, 300 Gundy and 100 Kachel Boulevard located in Cumru and Robeson Townships, Berks County, Pennsylvania, and all of the easements, licenses, rights of way, privileges, hereditaments, appurtenances, and rights to any land lying in the beds of any street, road or avenue, open or proposed, adjoining thereto, and inuring to the benefit of said land (hereinafter collectively referred to as the "Premises"); and

         B. Personal Property. All equipment, fixtures, machinery and personalty of every description attached to or used in connection with the Premises (and not owned by tenants under leases of the Premises), including, without limitation, those listed on the Schedule of Inventory attached hereto as Exhibit "B", all artwork, renderings, flags, awnings, trade dress, and all assignable intangible personal property owned by Seller and used in connection with the ownership, operation and maintenance of the land, improvements and other property, including without limitation, all contract rights, guaranties and warranties of any nature, all architects', engineers', surveyors' and other real estate professionals' plans, specifications, certifications, contracts, reports, data or other technical descriptions, reports or audits (including, without limitation, all environmental, structural and mechanical inspection reports), and all marketing materials ("Contract Documents"), all governmental permits, licenses, certificates, and approvals in connection with the ownership of the Premises ("Licenses"), all escrow accounts, deposits, instruments, documents of title, general intangibles, all computers, computer software programs and data and business records pertaining to the Premises, and all of Seller's rights, claims, and causes of action if any, to the extent they are assignable, under any warranties and/or guarantees of manufacturers, contractors or installers, all rights against tenants and others relating to the Premises or the operation or maintenance thereof, including to the extent applicable, any warranties from any previous owners of the Premises (hereinafter collectively referred to as "Personal Property"); and

         C. Leases. All leases, licenses and other occupancy agreements for any part of the Premises, and all prepaid rent and unapplied security deposits (the "Leases"); and

         D. Right to Names. Any and all right, title and interest of Seller in and to the name "Green Hills Corporate Center", and the right to all printing styles, trademarks and logos ("Name").

              The Premises, Personal Property, Leases and Name are sometimes hereinafter referred to as "Property."

    II. PURCHASE PRICE AND MANNER OF PAYMENT.

         A. Purchase Price. Buyer shall pay the total sum of Forty Million Dollars ($40,000,000.00) (hereinafter referred to as the "Purchase Price") subject to adjustment, on a per diem basis.

         B. Manner of Payment. The Purchase Price shall be paid in the following manner:

              1. Deposit. By delivery, upon Seller's execution and delivery of this Agreement, of Buyer's good check in the amount of $100,000.00 to the Title Company (hereinafter referred to as "Escrow Agent" or "Escrowee"). This sum, the sum specified in Section II.B.(2) below, and all other sums paid by Buyer to the Escrow Agent under this Agreement (hereinafter referred to as the "Deposit") shall be held by Escrow Agent in a federally-insured, segregated money market account at an institution to be designated by Buyer until termination or consummation of this Agreement. Interest on the Deposit shall be credited to Buyer at Closing, or paid to the party otherwise entitled to the Deposit in the event of the termination of this Agreement prior to Closing.

              2. Additional Deposit. By delivery, within two (2) business days next following the Inspection Period Expiration Date (as hereinafter defined in Section VII.C.), of Buyer's good check in the amount of $50,000.00.

              3. Cash at Closing. Thirty-eight Million Three Hundred Fifty Thousand Dollars ($38,350,000) by delivery to Seller on the Closing Date, by bank cashier's, title company, or certified check, or by wire transfer, in the amount of Thirty-eight Million Three Hundred Fifty Thousand Dollars $38,350,000.00, subject to adjustment as herein provided.

              4. Purchase Money Mortgage. One Million Five Hundred Thousand Dollars ($1,500,000) by delivery to Seller on the Closing Date of Buyer's Purchase Money Mortgage evidenced by Buyer's Note substantially in the form of Exhibit "I-1" attached hereto and made a part hereof (the "Note") and secured by a mortgage encumbering the Premises substantially in the form of Exhibit "I-2") attached hereto and made a part hereof (the "Mortgage"). The Note will bear interest at the rate of five (5%) percent per annum. Principal under the Note will be paid in three annual installments each in the amount of Five Hundred Thousand Dollars ($500,000), payable on the first, second and third anniversaries of the Closing Date. The Note will be non-recourse to Buyer. Seller agrees to subordinate the Mortgage to an institutional first mortgage securing a line of credit extended to Buyer provided that such line of credit is also secured by mortgages encumbering a majority of the properties other than the Premises owned directly or indirectly by Buyer. In lieu of subordinating the Mortgage to an institutional first mortgage, Seller shall have the right to confine the lien of the Mortgage to the undeveloped portions of the Premises in which event the Mortgage will remain as a first mortgage encumbering the undeveloped portions of the Premises until the Note is paid in full.

         C. Allocation. The Purchase Price shall be allocated between realty and personalty in the manner provided on Schedule 2.3 attached hereto.

    III. TITLE. On the Closing Date, Seller shall convey to Buyer good and marketable fee simple title to the Premises subject only to those rights of way, easements, covenants restrictions, and objections to title (hereinafter "Permitted Exceptions") listed on Exhibit "C" hereto, unless identified by Buyer as "Title Objections" as hereinafter provided, and subject to the rights of tenants listed on the rent roll attached hereto as Exhibit "D", which title shall be insurable at regular rates by a reputable title insurance company ("Title Company") under an ALTA 1970 Form B (Revised 10/17/70 and 3/30/84) title insurance policy ("Title Policy"), with the endorsements and affirmative insurance specified in Section XII.B.(j) below. Seller and Buyer consent to use, at Buyer's option, Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation or First American Title Insurance Company as the Title Company.

    IV. COVENANTS. In addition to the covenants contained in the other Sections of this Agreement, Seller covenants that it shall:

         A. Maintenance. At all times prior to the Closing Date, maintain the Property in good condition and repair, reasonable wear and tear alone excepted, operate the Property with first class management practices and leasing standards, and pay in the normal course of business prior to Closing, all sums due for work, materials or service furnished or otherwise incurred in the ownership and operation prior to Closing.

         B. Alterations. Not make or permit to be made any alterations, improvements or additions to the Property without the prior written consent of Buyer, except those made by tenants pursuant to the right to do so under their Leases, or by Seller if required by applicable law or ordinance, or as required under any Lease.

         C. Lease. Not enter into any new Lease, nor amend, modify or terminate any existing Lease without Buyer's consent.

         D. Security Deposits. Not apply any Tenant's security deposit to the discharge of such Tenant's obligations, without Buyer's consent.

         E. Bill Tenants. Timely bill all Tenants for all rent billable under Leases, and use its best efforts to collect any rent in arrears.

         F. Notice to Buyer. Notify Buyer promptly of the occurrence of any of the following:

              1. a fire or other casualty causing damage to the Property, or any portion thereof;

              2. receipt of notice of eminent domain proceedings or condemnation of or affecting the Property, or any portion thereof;

              3. receipt of notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Property, or any portion thereof, or any real property adjacent to any of the Property, or setting forth any requirements with respect thereto;

              4. receipt or delivery of any default or termination notice or claim of offset or defense to the payment of rent from any tenant;

              5. receipt of any notice of default from the holder of any lien or security interest in or encumbering the Property, or any portion thereof;

              6. a change in the occupancy of the leased portions of the Property;

              7. notice of any actual or threatened litigation against Seller or affecting or relating to the Property, or any portion thereof; or

              8. the commencement of any strike, lock-out, boycott or other labor trouble affecting the Property, or any portion thereof.

         G. Update Rent Roll. Provide Buyer with monthly updates of the rent roll attached as Exhibit "D", each warranted by Seller to be true, correct and complete, with a final update as of one day prior to the Closing Date, also warranted by Seller to be true, correct and complete.

         H. Comply with Leases. Perform all obligations of the landlord as required by the Leases or by any order or direction of any governmental authority having jurisdiction thereof, and to the extent required by law or by any of the Leases, maintain all security deposits held under all Leases in a segregated account, with interest thereon as required.

         I. No New Agreements. Except for agreements which can be terminated on not more than thirty (30) days' notice, not enter into any other agreements which affect the Property or the transactions contemplated by this Agreement, without the prior written consent of Buyer, and not permit the creation of any liability which shall bind Buyer or the Premises after Closing.

         J. Tax Disputes. Notify Buyer of any tax assessment disputes (pending or threatened) prior to Closing, and not agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior tax assessments, without Buyer's prior written consent. If any proceedings shall result in any reduction of assessment and/or tax for the tax year in which the Closing occurs, it is agreed that the amount of tax savings or refund for such tax year, less the reasonable fees and disbursements in connection with such proceedings, shall be apportioned between the parties as of the date real estate taxes are apportioned under this Agreement.

              The parties agree that from and after the execution and delivery of this Agreement, Buyer shall have the right to appeal the current tax assessment of each tax parcel comprising the Premises. Buyer shall consult with Seller prior to filing tax appeal documents, and shall afford Seller reasonable advance notice prior to any public hearings or proceedings at which said appeal will be considered. Seller agrees that Buyer may file such appeals in its name or in Seller's name, as may be required, and Seller shall cooperate with Buyer in the prosecution of such appeal; provided, however, that Buyer agrees to pay the reasonable legal fees incurred by Seller, if any, in connection with furnishing such cooperation.

         K. No Removal of Personalty. Not remove any non-consumable Personal Property from the Premises without replacing it with similar personal property, new and of equal or better quality.

    V. REPRESENTATIONS AND WARRANTIES. In order to induce Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer that the following representations and warranties are true now and will be true at Closing except as set forth on a Disclosure Schedule delivered by Seller concurrently with the execution and delivery of this Agreement (the "Seller Schedule"):

         A. Certain Definitions. As used in this Agreement, "Seller Material Adverse Effect" shall mean any fact, condition, event, development or occurrence which, individually or when taken together with all other such facts, conditions, events, developments or occurrences, has had or could reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.

         B. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Seller Material Adverse Effect. Seller is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Seller Material Adverse Effect. Seller has heretofore made available to Buyer a complete and correct copy of the charter and by-laws or comparable organizational documents, each as amended to date, of Seller. Such charters, by-laws and comparable organizational documents are in full force and effect. Seller is not in violation of any provision of its charter, by-laws or comparable organizational documents, except for such violations that would not have a Seller Material Adverse Effect.

         C. Authority. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the other transactions contemplated hereby have been duly authorized by the Board of Directors of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

         D. Consents and Approvals. None of the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby and compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the charter or by-laws or comparable organizational documents of Seller, (ii) require any filing by Seller with, or any permit, authorization, consent or approval to be obtained by Seller of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents, approvals or to make such filings would not have a Seller Material Adverse Effect), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any lien or other encumbrance on any property or asset of Seller pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement to which Seller is a party or by which it or any of its properties or assets may be bound or affected (each, a "Contract"), including, without limitation, the Leases, (iv) result in the triggering of any right of first refusal or other right under any stockholder, partnership or joint venture agreement to which

Seller is a party or (v) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to Seller except, in the case of clauses (iii), (iv) and (v), for violations, breaches or defaults which would not have a Seller Material Adverse Effect.

         E. Litigation. There is no suit, claim, action, proceeding or investigation pending (in which service of process has been received by an employee of Seller) or, to the knowledge of Seller, threatened against Seller or with respect to the Property before any Governmental Entity which, if adversely determined, individually or in the aggregate would have a Seller Material Adverse Effect. Seller is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Seller Material Adverse Effect.

         F. Absence of Certain Changes or Events; Material Agreements. Since September 30, 1996, Seller has conducted its business only in the ordinary and usual course consistent with past practice, and there has not been any change or development, or combination of changes or developments, which have a Seller Material Adverse Effect. As of the date of this Agreement, Seller has not become a party to any agreement or amendment to an existing agreement which would be required to be filed by Seller as an exhibit to its next Annual Report on Form 10-K, except for this Agreement. The transactions contemplated by this Agreement will not require the consent from or the giving of notice to a third party pursuant to the terms, conditions or provisions of any Contract to which Seller is a party or by which it is bound.

         G. No Violation of Law. To its knowledge, Seller is not in violation of, or is under investigation with respect to, and has not been given notice or been charged by any Governmental Entity with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Entity, except for violations which, in the aggregate, do not have a Seller Material Adverse Effect.

         H. Brokers or Finders. Seller does not have any liability to any agent, broker, investment banker, financial advisor or other firm or person for any broker's or finder's fee or any other commission or similar fee in connection with this Agreement or any of the transactions contemplated hereby.

         I.   Real Estate.

              1. Included in the Seller Schedule is a description of all real property constituting the Premises.

              2. At the Closing title to the Premises shall be good and marketable and insurable as such, together with Buyer's right to use all easements benefitting the Premises and the contiguity of all pieces or parcels of land, if there be more than one contained therein, by any reputable title insurance company licensed to do business in Pennsylvania at regular standard rates, free and clear of all pledges, liens, claims, security interests, restrictions, encumbrances, easements, leases, tenancies, claims or rights of use or possession and other title objections, including any lien or future claim for materials or labor supplied in improvement of the Premises ("Liens"), excepting only the Permitted Exceptions:

                   (a) the matters referred to in the Seller Schedule, including, without limitation, the Leases;

                   (b) all terms, covenants, conditions and restrictions of record not objected to by Buyer during the Review Period (as defined below);

                   (c) water lines, sanitary sewer, drainage, gas distribution line and main, electrical and telephone easements and rights-of-way of record not objected to by Buyer during the Review Period;

                   (d) zoning ordinances, sanitary and building codes and all statutes, ordinances, regulations, or other administrative enactments of any municipal authority having jurisdiction over the Premises not objected to by Buyer during the Review Period;

                   (e) real property taxes not yet due and payable and assessments for improvements not yet due and payable as of the Closing Date, provided that if the Premises are affected by any assessment that is or may become payable in annual installments, of which one or more is then payable or has been paid, then for the purposes of this Agreement, any such assessment shall be deemed a lien on the Premises and shall be paid and discharged by Seller at or prior to Closing; and

                   (f) any state of facts that an accurate survey of the Premises would disclose not objected to by Buyer during the Review Period.

              3. Included in the Seller Schedule is a description of all leases and other possessory agreements pertaining to the Premises (collectively, the "Leases"). Each of the Leases is valid, binding and in full force and effect, all rent and other sums payable by or to Seller thereunder are current within applicable notice and grace periods, no notice of default or termination under any Lease has been given or received by Seller that describes a default that has not been cured and, to Seller's knowledge, except as identified on the Seller Schedule, no event has occurred that would, with the giving of notice or the passage of time or both, constitute a default under any of the Leases.

              4. Included in the Seller Schedule is a description of all environmental reports known to Seller that affect the Premises, and Seller has delivered a complete copy of each such report to Buyer. Except as set forth therein or otherwise in the Seller Schedule, Seller has no knowledge of the presence or release of any toxic substance or hazardous material or of any other environmental condition or contamination in or from the Premises. In addition, the validity of Buyer's right to use all easements benefitting the Premises and the contiguity of all pieces or parcels of land, if there be more than one, shall be so insurable without additional premium.

              5. The Premises are in good repair, order and condition in all material respects, subject to ordinary wear and tear. To the best of Seller's knowledge without independent investigation, there is no material latent or patent structural, mechanical or other significant defect or deficiency in the improvements.

              6. Seller has received no notices, oral or written, and has no reason to believe, that any Government Entity having jurisdiction over the Premises intends to exercise the power of eminent domain or similar power with respect to all or any part of the Premises. Seller has not received any notice of violation of law or ordinance with respect to the Premises that will remain uncorrected at Closing.

         J.   Taxes.

              1. There are no liens for Taxes upon the Premises, except for liens for Taxes not yet due.

              2. The Premises constitute separate tax parcels that are separately assessed for real estate tax purposes; to Seller's knowledge there is no proceeding pending for the adjustment of the assessed valuation of all or any portion of the Premises; to Seller's knowledge the Premises have been assessed and real estate taxes have been paid on the basis of the value of all improvements as completed; there is no abatement in effect with respect to all or any portion of the real estate taxes; the real estate tax bills previously delivered by Seller to Buyer and initialled by Seller and Buyer for identification are true and complete copies of all bills for taxes levied against or on account of the Premises or any rent or income from the Premises since January 1, 1994; and to the best of Seller's knowledge, there are no proposed reassessments of any of the Premises by any taxing authority and there are no threatened or pending special assessments or other actions or proceedings (other than county-wide reassessments and/or the usual increases in mileage rates that may be under consideration by the taxing authorities in the jurisdictions where the Premises are located) that could reasonably be expected to give rise to an increase in real property taxes or assessments against any of the Premises.

              3. "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, real or personal property, transfer and recording taxes, fees and charges, imposed by any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

         K. Compliance with Laws and Recorded Declarations. Except as disclosed on the Seller Schedule, no notice or communication of any kind has been issued to Seller by any governmental authority, insurance regulatory body or other person stating or alleging that the Premises or any business or activity conducted thereon, is in violation of any applicable law, rule or regulation, including without limitation, zoning, building, health or fire codes or that the Premises were being used or operated without first obtaining any applicable license, permit, certificate, entitlement, grant of right or other item or document. To the best of Seller's knowledge, Seller has complied with all laws and requirements of insurance bodies applicable to the ownership, leasing, use and operation of the Premises and secured all required consents and approvals and obtained all licenses, permits, certificates and other documents required by applicable law for the completion, ownership, leasing, use and occupancy of the Premises. Seller has not taken any action that would (or failed to take any action, the omission of which would) result in the revocation or suspension of such licenses, permits, certificates, entitlements, grants of right and other items and documents, and Seller has not received any notice of any violation from any federal, state or municipal entity or notice of an intention by any such governmental entity to revoke any certificate of occupancy or other certificate, license, permit, entitlement or grant of right issued by it in connection with the ownership, use and occupancy of any of the Premises that in each case has not been cured or otherwise resolved to the satisfaction of such governmental entity. Seller has not received or been informed in writing of the receipt of any written notice which is still in effect that there is, and, to the best of Seller's knowledge, there does not exist, any violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Premises, or any portion thereof. To the best of Seller's knowledge, (i) any and all charges and other assessments under declarations and like agreements to which any of the Premises are subject have been paid and no special assessments thereunder against any of the Premises are pending, and (ii) all consents and approvals required to be obtained under such declarations and like agreements with respect to the Premises have been obtained.

         L. Absence of Undisclosed Liabilities and Contractual Obligations. Except for (i) liabilities disclosed in the Seller Schedule, (ii) liabilities arising in the ordinary course of business which, if material (individually or in the aggregate), are disclosed in Seller Schedule, (iii) liabilities at the date hereof which are specifically disclosed or otherwise reflected in the Exhibits attached to this Agreement and (iv) current liabilities incurred in the ordinary course of business after the date hereof, Seller has no, and the Premises are not subject to liabilities of any nature, whether matured or unmatured, fixed or contingent, which could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. None of the Premises is cross-defaulted and/or cross-collateralized with any other properties other than among the Premises.

         M. Leases. The rent roll attached hereto as Exhibit "D" (the "Rent Roll") lists each of the Leases in effect with respect to the Premises as the same have been amended or modified; there are no leases, licenses or other rights of occupancy affecting any of the Premises except for the Leases. Seller has made available to Buyer complete copies of all of the documents that constitute the Leases. The Leases are in full force and effect and, except as set forth on the Rent Roll, (A) to the best of Seller's knowledge, no uncured Event of Default (as defined in such Leases), has occurred and is continuing under any such Lease, no tenant has asserted a defense to, offset or claim against its rent or the performance of its obligations under its Lease and no tenant has asserted a default on the part of the landlord which would give it the right to terminate its Lease or set off against rent, (B) other than as set forth in a Lease, there are no rights of first refusal on, or options to purchase, any of the Premises, or any right to a participation interest (whether of profits, sale or refinancing proceeds, or calculated based on fair market value) with respect to any such property, in favor of any tenant, (C) there are no proposed modifications to any Lease that would reduce (i) the space leased to any tenant, (ii) the amount of any tenant's rent or (iii) the term of any lease, (D) other than as set forth in a Lease, no free rent or other rent concession is due any tenant under the Leases for periods after the Closing Date, (E) other than as set forth in a Lease, no landlord under a Lease is required to provide tenant improvements or refurbishments with respect thereto after the Closing Date (other than any tenant improvements that the landlord may be required to construct if an expansion option provided in a Lease is exercised), and (F) other than as set forth in a Lease, no tenant under a Lease has the option to terminate its lease prior to the stated expiration date; and, except as set forth on the Seller Schedule, Seller has received no written notice or, to the best of Seller's knowledge, any other notice, whether or not in writing, that any tenant as of the date hereof intends to vacate the Premises or attempt to abrogate its lease other than at the expiration of the term thereof. Except for (i) security deposits, (ii) the first full month's rent, whether or not the term of a Lease has commenced, or (iii) rents paid by tenants on an estimated basis, including, but not limited to, pass-throughs for additional or increased operating expenses and real estate taxes, no prepayments of rent more than thirty (30) days in advance have been made under the Leases. All decorating, repairs, alterations or other work required to be performed by the landlord under each of the Leases prior to the date hereof, or the cost of any such work performed by the tenant and to be reimbursed by the landlord prior to the date hereof, has been performed or reimbursed, as applicable. No rent or security deposits under the Leases have been assigned or encumbered. There are no agreements or understandings, written or oral, with any of the tenants other than as set forth in the Leases or otherwise set forth on the Rent Roll. All brokerage commissions and other compensation and fees payable by reason of the Leases have been paid in full, except as set forth in the Seller Schedule. Except as set forth on the Seller Schedule, all tenants under Leases are in actual possession of their leased premises. Seller has no obligation to pay rent or satisfy any other obligation of any tenant under any Lease for space in any other building, or to purchase any tenant's leasehold estate in any other building, or to contribute to any tenant for unfinished tenant leasehold improvements other than those listed on the Seller Schedule.

         N. Condemnation or Governmental Proceedings. No eminent domain, condemnation, incorporation, annexation or moratorium or similar proceeding has been commenced or, to the best of Seller's knowledge, threatened by an authority having the power of eminent domain to condemn any part of the Premises. To the best of Seller's knowledge without independent investigation, there are no pending or threatened governmental rules, regulations, plans, studies or efforts, or court orders or decisions, which do or could adversely affect the use or value of the Premises for their present use.

         O. Insurance. Exhibit "F" attached hereto lists the insurance policies relating to the Premises or any part thereof carried by Seller; all such policies are in full force and effect, and will be continued or renewed with the existing coverages and policy limits until the Closing Date, and all premiums thereunder have been paid to the extent due, and will be paid until the Closing Date; and no notice of cancellation has been received with respect thereto and, to the best knowledge of Seller, no cancellation is threatened.

         P.   No Defaults.     Seller is not in default of any Significant
Agreement (as herein defined) and, to the best of Seller's knowledge, no event has occurred which with the giving of notice or passage of time would become a default under any such Significant Agreement.

         Q. Significant Agreements. To the best of Seller's knowledge, there are no Significant Agreements other than as set forth on Exhibit "E" attached hereto and made a part hereof. For purposes hereof, "Significant Agreement" means and includes any of the following to which Seller is a party and by which all or any portion of the Premises may be subject or bound, in each such case as amended and currently in effect, inclusive of any waivers relating thereto:

              1. all agreements, instruments and documents (excluding the Leases and Service Contracts) with respect to the Premises evidencing, securing, or pertaining to the contractual obligations of a person that involve annual payments or receipts in excess of $10,000;

              2. all leases where Seller is the lessee (including capital leases), contracts, agreements or commitments (whether written or oral) that are not terminable without penalty on not more than thirty (30) days notice and that involve annual gross payments or receipts in excess of $10,000;

              3.   all ground leases where Seller is a ground lessee; and

              4. all reciprocal easement agreements affecting the Premises except as are set forth as Permitted Exceptions.

                   Each of the Significant Agreements is valid and binding and in full force and effect, enforceable against the parties thereto in accordance with its terms.

         R. Service Contracts. All service agreements, if any, with respect to the maintenance and operation of the Premises are set forth on Exhibit "E" attached hereto and made a part hereof ("Service Contracts"); all Service Contracts are terminable by Seller within not more than thirty (30) days. Seller shall terminate any management agreement with respect to the Premises effective on the Closing Date.

         S. Right to Cancel. Except as set forth on the Seller Schedule, to the best of Seller's knowledge, no condition exists which, with the giving of notice or the passage of time, or both, would constitute a default by Seller, thereby permitting any party to cancel its obligations under any Significant Agreement benefitting the Premises.

         T. Required Improvements. To the best of Seller's knowledge, all alterations, improvements, or other work required to have been completed by Seller under any reciprocal easement agreement or development or similar agreement with any municipality or other governmental authority which relates to, or otherwise affects the Premises, and to which Seller is a party has heretofore been completed and paid for in full.

         U. Subdivided Parcel. The Premises are an independent unit which do not now rely on any facilities or facilities of municipalities or public utility and water companies located on any property not included in the Premises to fulfill any municipal or governmental requirement or for the furnishing to the Premises of any essential building systems or utilities.

         V. Environmental. To the best of Seller's knowledge and except as may be set forth on the Seller Schedule:

              1. The Premises and all operations conducted thereon are now and always have been in compliance with all federal, state, and local statutes, ordinances, regulations, rules, standards, and requirements of common law concerning or relating to industrial hygiene and the protection of health and the environment (collectively, "the Environmental Laws"). There are no conditions on, about, beneath or arising from the Premises which might give rise to liability, the imposition of a statutory lien or require "Response," "Removal" or "Remedial Action," as defined herein, under any of the Environmental Laws. As used in this Agreement, the terms "Response," "Removal" and "Remedial Action" shall be defined with reference to Sections 101(23) - 101 (25) of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act ("SARA"), 42 U.S.C. Sections 9601(23) - 9601(25).

              2. "Hazardous Substances," as defined below, have never been used, handled, generated, processed, treated, stored, transported to or from, released, discharged, or disposed of on, about or beneath the Premises.
There are no transformers containing or contaminated with PCB's or storage tanks above or below the Premises. There is no asbestos or asbestos containing material on the Premises or in any Building.

              3. As used in this Section, the term "Hazardous Substance" shall mean any substance regulated under any of the Environmental Laws including, without limitation, any substance which is: (A) gasoline, petroleum products, explosives, radioactive materials, including by-products, source and/or other nuclear material or solid waste, asbestos or asbestos-containing material or polychlorinated biphenyls or related or similar material; (B) defined, designated or listed as a "Hazardous Substance" pursuant to Sections 307 and 311 of the Clean Water Act, 33 U.S.C. Sections 1317, 1321, Section 101(14) of CERCLA, 42 U.S.C. Section 9601 or Section 103 of the Pennsylvania Hazardous Sites Cleanup Act, 35 Pa. C.S.A.
Section 6020.103; (C) listed in the United States Department of Transportation Hazardous Material Table, 49 C.F.R. Section 172.101; (D) defined, designated or listed as a "Hazardous Waste" pursuant to Section 1004(5) of the Resource and Conservation and Recovery Act, 42 U.S.C. 6903(5) or Section 103 of the Pennsylvania Solid Waste Management Act, 35 Pa. C.S.A.
Section 6018.103; or (E) regulated under the Pennsylvania Clean Streams Law, 35 Pa. C.S.A. Section 691.1-691.1001, and in the regulations adopted and publications promulgated pursuant thereto.

              4. Seller has not received notice or actual or constructive knowledge of: (A) any claim, demand, investigation, enforcement, Response, Removal, Remedial Action or other governmental or regulatory action instituted or threatened against Seller or the Premises pursuant to any of the Environmental Laws; (B) any claim, demand, suit or action made or threatened by any person against Seller or the Premises relating to any form of damage, loss or injury resulting from, or claimed to result from, any

Hazardous Substance on, about, beneath or arising from the Premises or any alleged violation of the Environmental Laws; and (C) any communication to or from any governmental or regulatory agency arising out of or in connection with Hazardous Substances on, about, beneath, arising from or generated at the Premises, including without limitation, any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule. If discovered prior to Closing, Seller shall immediately advise Buyer of any of the claims or communications listed in clauses (A) through (C) above and also shall immediately advise Buyer of the discovery of any Hazardous Substances on, about, beneath, or arising from the Premises or the discovery of any condition on, about, beneath, or arising from the Premises which might give rise to liability, the imposition of a statutory lien or require Response, Removal or Remedial Action under any of the Environmental Laws.

         W. Zoning. To the best of Seller's knowledge, the current zoning classification of the Premises under the Zoning Code of Cumru Township is "Highway Commercial" and under the Zoning Code of Robeson Township is "Light Industrial" and the construction, operation and use of the buildings and other improvements constituting the Premises do not violate any zoning, subdivision, building or similar law, ordinance, order, regulation or recorded plat or any certificate of occupancy issued for the Premises; no zoning variances, special exceptions or zoning board of adjustment certificates were issued for the construction of the Premises or for its present use; and the buildings and improvements on the Premises are not non-conforming uses or structures.

         X. Flood Plain. To the best of Seller's knowledge without independent investigation, no portion of the Premises is located within an area designated as a flood hazard area or an area which will require the purchase of flood insurance for the obtaining of any federally insured or federally related loan; except as set forth on the Seller Schedule, no portion of the Premises is located in any area constituting a "wetland."

    Buyer represents and warrants to Seller as follows, except as set forth on a Disclosure Schedule delivered by Buyer concurrently with the execution and delivery of this Agreement (the "Buyer Schedule"):

         K. Organization. Buyer is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Buyer Material Adverse Effect. As used in this Agreement, "Buyer Material Adverse Effect" shall mean any fact, condition, event, development or occurrence which, individually or when taken together with all other such facts, conditions, events, developments or occurrences, has had or could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. But in no case shall include the effects of facts, conditions, events, developments or occurrences that are generally applicable in (1) the commercial real estate industry, (ii) the United States economy or credit markets, or (iii) the United States securities markets. Buyer is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Buyer Material Adverse Effect. Buyer has heretofore made available to Seller a complete and correct copy of the Declaration of Trust and by-laws or comparable organizational documents, each as amended to date, of Buyer. Such Declaration of Trust, by-laws and comparable organizational documents are in full force and effect. Buyer is not in violation of any provision of its Declaration of Trust, partnership agreement, charter, by-laws or comparable organizational documents, except for such violations that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

         L. Consents and Approvals. The execution, delivery or performance of this Agreement by Buyer; the consummation by Buyer of the transactions contemplated hereby; and the compliance by Buyer with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Declaration of Trust or Bylaws of Buyer, (ii) require any filing by Buyer or its Subsidiaries with, or permit, authorization, consent or approval of, any Governmental Entity to be obtained by Buyer (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Buyer Material Adverse Effect), or (iii) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to Buyer except, in the case of clause (iii), for violations, breaches or defaults which would not have a Buyer Material Adverse Effect.

         M. Litigation. There is no suit, claim, action, proceeding or investigation pending (in which service of process has been received by an employee of Buyer) or, to the knowledge of Buyer, threatened against Buyer before any Governmental Entity which, if adversely determined, individually or in the aggregate would have a Buyer Material Adverse Effect. Buyer is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Buyer Material Adverse Effect.

         N. Absence of Certain Changes or Events; Material Agreements. Since December 31, 1996, Buyer has conducted its business only in the ordinary and usual course consistent with past practice, and there has not been any change or development, or combination of changes or developments, which have a Buyer Material Adverse Effect. The transactions contemplated by this Agreement will not constitute a change of control under or require the consent from or the giving of notice to a third party pursuant to the terms, conditions or provisions of any Contract to which Buyer is a party or by which it is bound.

         O. No Violation of Law. To its knowledge, Buyer is not in violation of, or, under investigation with respect to, or been given notice or been charged by any Governmental Entity with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Entity, except for violations which, in the aggregate, do not have a Buyer Material Adverse Effect.

         P. Brokers or Finders. Buyer does not have any liability to any agent, broker, investment banker, financial advisor or other firm or person for any broker's or finder's fee or any other commission or similar fee in connection with this Agreement or any of the transactions contemplated hereby.

    VI. POSSESSION. Possession of the Premises is to be given to Buyer, subject to the right of tenants under the Leases on the Closing Date, by delivery of the Deed, and all keys, combinations and security codes at Closing.

    VII. BUYER'S REVIEW AND APPROVAL OF TITLE AND SURVEY.

         A. Title Binder. Buyer has secured a current title commitment (the "Title Binder") from the Title Company, and shall have until the Inspection Period Expiration Date (as hereinafter defined in Section VII.(C) to examine the condition of title, including the terms and provisions of all items and documents referred to in the Title Binder, and all information regarding title as disclosed on the Survey (hereinafter defined), and to approve or disapprove the same. If Buyer shall disapprove the condition of title, such disapproval shall be set forth in a notice given to Seller (the "Disapproval Notice") identifying the condition of title to the Property or any of the terms, provisions or contents of said items, documents or Survey which are disapproved by Buyer (the "Title Objections"). Subject to the provisions of the succeeding portion of this Section VII.A., Seller shall have until the date which is ten (10) days after the date of the Disapproval Notice (the "Title Cure Expiration Date") in which to cure or eliminate all items which Buyer disapproves in the Disapproval Notice, and to furnish evidence satisfactory to Buyer and the Title Company that all such items have been cured or eliminated or that arrangements have been made with the Title Company and any parties in interest to cure or eliminate the same at or prior to the Closing. If Seller fails to remove any Title Objection in accordance with the provisions of the immediately preceding sentence, Buyer, nevertheless, may elect (at or prior to the Closing) to consummate the transaction provided for in this Agreement subject to any such Title Objection(s) as may exist as of the Closing with a credit against the Purchase Price equal to the sum necessary to remove such Title Objection(s), and Seller shall remain liable (which liability shall survive the Closing) for the cost of removing any such Title Objection in excess of the credit granted against the cash portion of the Purchase Price, and Seller shall reimburse Buyer for any and all costs, claims, damages, obligations, liabilities and expenses (including, without limitation, reasonable legal fees and expenses) incurred by Buyer with respect to the Title Objection(s). If Buyer shall not so elect, Buyer may terminate this Agreement by notice in writing to Seller, whereupon the Deposit shall be immediately refunded to Buyer, and this Agreement shall be null and void, and the parties hereto shall be relieved of all further obligations and liability under this Agreement.

         B. Survey. Within five (5) business days after the date of this Agreement, Buyer shall order a current survey of Property (the "Survey"), prepared by a duly licensed land surveyor acceptable to Buyer. The Survey shall be currently dated, shall show the location on the Property of all buildings and improvements, building and set-back lines, easements, rights-of-way, encroachments, elevations between public roads providing access to the Property, and the boundary of the Property, and other such matters affecting the Property whether physically apparent from the ground, of record in public offices, or otherwise, and shall contain a legal description of the boundaries of the Premises by metes and bounds which shall include a reference to the recorded plat, if any. The surveyor shall certify to Buyer and to the Title Company and to any lender making a loan to Buyer secured by the Property that the Survey is correct and was made on the ground; and that there are no visible discrepancies, conflicts, encroachments, overlapping of improvements, violations of set-back lines, easements, rights-of-way or other such matters affecting the Property except as are shown on the Survey, and that the Survey conforms to all ACTA/ACSM and Pennsylvania Land Title Association standards and requirements for a Class A Survey. Any and all recorded matters shown on said Survey shall be legibly identified by appropriate volume and page recording references with dates of recording noted. Buyer shall have until the Inspection Period Expiration Date to approve or disapprove the material contained thereon. If Buyer shall disapprove such Survey, such disapproval shall be set forth in a Disapproval Notice as hereinabove provided in Section VII.A., and the provisions of
Section VII.A. with respect to Disapproval Notices shall apply.

         C. Physical Inspection. For a period (the "Inspection Period") commencing on the second (2nd) business day next following the date upon which Buyer shall receive from Seller a fully-executed counterpart of this Agreement, and expiring twenty (20) days thereafter (such date is herein referred to as the "Inspection Period Expiration Date"), Buyer shall have the right to have performed a physical and mechanical inspection, measurement and audit of the Property, and Seller shall cooperate with Buyer and shall furnish to Buyer such information, materials and documents as Buyer may reasonably request. The inspection, audit and measurement of the Property's operation, condition and maintenance shall include, without limitation, such environmental and engineering inspections, reviews and assessments that Buyer deems appropriate. In the event Seller shall fail to deliver or make available any item or information material to Buyer's review of the Property and required to be delivered or made available pursuant to the terms of this Section within five (5) business days next following the date upon which Buyer shall receive from Seller a fully-executed counterpart of this Agreement, then at Buyer's election, the Inspection Period Expiration Date (and the Closing Date) shall be extended by one day for each day that the delivery or availability of such item is delayed. If Buyer, at Buyer's sole and absolute discretion, shall find such inspection(s) to be unsatisfactory for any reason whatsoever, Buyer shall have the right, at its option, to terminate this Agreement on or before the Inspection Period Expiration Date, and upon such termination, the Deposit shall be immediately refunded to the Buyer, and thereupon the parties hereto shall have no further liabilities one to the other with respect to the subject matter of this Agreement. Buyer agrees that it shall not unreasonably interfere with tenants in performing its inspection. Buyer further agrees that (i) all such activity shall be done in a good and workmanlike manner and the Property shall at all times be kept in a safe condition, (ii) immediately after each such survey, assessment or evaluation, Buyer shall restore to their prior condition those portions of the Premises disturbed or damaged by Buyer's activity, (iii) Buyer shall defend, indemnify and save Seller harmless from and against all claims, actions, suits, damages, losses, costs and expenses (including, without limitation, attorneys' fees) instituted against or incurred by Seller as a result of or relating to any activity on the Premises by Buyer, its agents, employees, designees, representatives and independent contractors, and (iv) if requested by Seller, Buyer shall provide Seller with a certificate of comprehensive general liability insurance, in form, in an amount and issued by a carrier reasonably acceptable to Seller, insuring Seller from all risks and loss associated with Buyer's exercise of its rights hereunder. During the Inspection Period, Buyer and its agents, employees, designees, representatives and independent contractors also shall have the right, at Buyer's expense, to perform such other due diligence investigations regarding the Property as Buyer deems necessary, including, without limitation, title, zoning, municipal code compliance and other investigations. Buyer may also conduct discussions with the appropriate local, state and federal agencies, authorities and governmental bodies regarding the Property. In connection with such inspection, and without limiting the generality of Seller's obligations hereunder, Seller agrees to deliver to Buyer, within five (5) days:

              1. Contracts, Licenses, Permits. Copies of the Contract Documents, the Licenses, all building permits, certificates of occupancy, insurance policies applicable to the Property and any other documents evidencing rights described in Section I.(B) hereof;

              2. Utility Costs. A break-down of utility costs for the period the Property has been owned by Seller;

              3. Inventory. Invoices, bills of sale, and other evidence supporting the Schedule of Inventory;

              4. Three Years' Maintenance Expenses. Information concerning maintenance costs of the Property for the past three years, or lesser period, if owned less than three years by the Seller;

              5. Three Years' Tax Bills. A copy of tax bills (i) for the current year, and (ii) if available, for the preceding two years;

              6. Three Years' Operating Statements. Statements of operation of the Property for the past three years, or lesser period, if owned less than three years by Seller, and like statements for the balance of such three year period during which operations were by a prior owner, if available, and if not available, any statements as were received from such prior owner, and such other and further information as Buyer shall reasonably require in order to obtain a certified audit of the operation of the Property prepared in accordance with generally accepted accounting principles consistently applied, by an independent certified public accounting firm selected by Buyer;

              7. Schedule of Violations. A schedule setting forth all violations of any law, ordinance, regulation, rule or requirement of any governmental body having jurisdiction, whether existing or prospective, of which Seller has received written notice, issued or noted by any governmental body during the past three years, and copies of any notices, terminations or correspondence relating thereto;

              8. Schedule of Notices. A schedule of any written demands, requests, requirements or recommendations regarding the operation, maintenance, repair or replacement of the Property or any portion thereof, of which Seller has received notice during the past three years, from the holder of any mortgage or deed of trust or any insurance company or any board of fire underwriters or real estate associations or like body, and copies of all correspondence relating thereto;

              9. Schedule of Replacements and Repairs. All documentation in Seller's possession regarding replacements and repairs to the Property;

              10. Zoning, Site Plan, Subdivision Plan or Plat. All conditional and permanent zoning, site plan, subdivision, building, housing, safety, fire and health approvals, including, without limitation, the local governmental applications, resolutions and approvals supporting the same;

              11. Takings or Changes. Copies of all written notices to Seller of proposed or threatened takings or changes with respect to the Property or major access roads within a reasonable radius which would affect the access to the Property, or any portion thereof, by prospective occupants;

              12. Tax Assessments, Appeals and Increases. Copies of all written notices to Seller of all filed, proposed or threatened tax assessment appeals or tax assessment increases related to the Premises;

              13. Litigation. Copies of all pending and written notices to Seller of threatened litigation, including litigation involving tenants, affecting the Property or this transaction;

              14. Insurance Policies. Copies of all insurance policies of Seller related to the Property; and

              15. Schedule of Employees. A schedule of all current employees of the Property, setting forth the name, residence, salary, hourly wages, benefit package, bonuses, vacation and sick pay and other prerequisites of their employment.

         D. Seller's Failure to Deliver. If Seller shall have failed to deliver to Buyer all documents required to be delivered under Section VII.C. hereof, Buyer may, at its option, at any time on or after such date, but prior to the curing of such failure by Seller, give Seller a five (5) day written notice specifying such default, and if Seller fails to cure such default within such five (5) day period, Buyer may terminate this Agreement, receive the return of the Deposit and pursue any other remedy available to it pursuant to the provisions hereof.

         E. Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller of (a) the occurrence, or nonoccurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (b) any failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section VII.E. shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         F.   Board of Trustees Approval.

              1. Buyer's obligations hereunder are contingent upon Buyer obtaining the requisite authorization and approval of the Board of Trustees of Buyer with respect to Buyer's execution, delivery and performance of this Agreement on or before the Inspection Period Expiration Date. Upon Buyer's obtaining said authorization and approval, no other proceedings on the part of Buyer will be necessary to authorize this Agreement or permit Buyer to consummate the transactions so contemplated herein, and this Agreement will then constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms.

              2. In the event Buyer is unable to obtain said authorization and approval of the Board of Trustees of Buyer, within the above referenced period, Buyer shall have the right, at its option, to terminate this Agreement on or before the Inspection Period Expiration Date, and upon such termination, the Deposit shall be immediately refunded to Buyer, and thereupon the parties hereto shall have no further liabilities to each other with respect to the subject matter of this Agreement.

    VIII. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Seller set forth herein shall survive Closing and delivery of the deed for one (1) year.

    IX.  FIRE OR OTHER CASUALTY.

         A. Maintain Insurance. Seller shall maintain in effect until the Closing Date the insurance policies (or like policies) now in effect with respect to the Premises and Personal Property as set forth in Exhibit "F".

         B. Minimal Damage. If prior to the Closing Date any portion of the Property is damaged or destroyed by fire or other casualty, and the cost of repair or restoration thereof shall be $50,000 or less (as established by good faith estimates obtained by Buyer), this Agreement shall remain in force.

         C. Substantial Damage. If prior to the Closing Date any portion of the Property is damaged or destroyed by fire or other casualty (a "Property Casualty") and if (i) the cost to repair the same as reasonably estimated by Seller and Buyer is less than $250,000, this Agreement shall not terminate as a result of the Property Casualty, Seller shall have no obligation to repair or restore the Property Casualty and Buyer shall receive at Closing a credit against the Purchase Price in the amount reasonably estimated by Seller and Buyer as the cost to fully repair and restore the Property Casualty.

         If a Property Casualty occurs prior to Closing and the cost to repair the same as reasonably estimated by Seller and Buyer is more than $250,000, or such damage results in the termination of the Lease with Penske Truck Leasing Co., LP, UGI Utilities, Inc., Gilbert/Commonwealth, Inc. or Parsons Power, Buyer may terminate this Agreement by giving notice to Seller within thirty (30) days after Buyer receives notice of the casualty, unless, prior to such date, Seller and Buyer shall have agreed (it being understood that neither the Seller nor Buyer shall have any obligation to so agree) to postpone the Closing Date for a period of time sufficient to permit Seller to fully repair and restore the Property Casualty prior to Closing. If there is any partial or total damage or destruction of any portion of the Property, as above set forth, and if Buyer elects not to terminate this Agreement, then all insurance proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing, and Seller shall further execute all assignments and any other documents or other instruments as Buyer may reasonably request or as may be necessary to transfer all interest in all such proceeds to Buyer or to whomever Buyer shall direct.

         In the event that the Seller and Buyer are unable to agree on the amount required to repair or restore the Property Casualty, either Seller or Buyer may request that the amount to fully repair and restore the Property Casualty be conclusively determined by an insurance adjuster selected by Seller and Buyer jointly.

         D. Closing After Substantial Damage. So long as this Agreement shall remain in force under Sections IX.B. or IX.C., then either (a) (i) all proceeds of insurance collected prior to Closing, plus the amount of deductible under Seller's insurance policy, shall be adjusted subject to Buyer's approval and participation in any adjustment, and shall be credited to Buyer against the Purchase Price payable by Buyer at Closing, and (ii) all unpaid claims and rights in connection with losses shall be assigned to Buyer at Closing, or, (b) at Buyer's option, Seller shall (i) restore the Property by Closing to its condition immediately preceding the casualty, (ii) remain liable for any damages resulting from the failure to complete the repair by Closing, and (iii) include Buyer, and obtain Buyer's approval to, any adjustments made by Seller.

         E. Rent Insurance. All rental loss insurance and the proceeds thereof allocable to any period subsequent to Closing shall be paid or assigned to Buyer at Closing.

    X. CONDEMNATION. If, prior to the Closing Date, all or any portion of the Premises is taken by eminent domain or a notice of any eminent domain proceedings with respect to the Premises or any part thereof is received by Seller, then Seller shall within five (5) days thereafter give notice thereof to Buyer and Buyer shall have the option to (a) complete the purchase hereunder or (b) if such taking, in Buyer's sole and absolute discretion, adversely affects the Premises or its current economic viability, terminate this Agreement, in which event the Deposit shall be immediately refunded to Buyer, and this Agreement shall be null and void. Buyer shall deliver written notice of its election to Seller within ten (10) days after the date upon which the Buyer receives written notice of such eminent domain proceedings. If notice of condemnation is received by Buyer and it fails to deliver said written notice of its election within said time period, such failure shall constitute a waiver by Buyer of its right to terminate this Agreement. If this Agreement is not so terminated, Buyer shall be entitled to all awards or damages by reason of any exercise of the power of eminent domain or condemnation with respect to or for the taking of the Premises or any portion thereof, and until such time as closing has occurred, or this Agreement terminates. Any negotiation for, or agreement to, and all contests of any offers and awards relating to eminent domain proceedings shall be conducted with the joint approval and consent of Seller and Buyer.

    XI.  EXPENSE ALLOCATIONS.

         A. Seller shall pay for one-half of all applicable realty transfer taxes related to the execution, delivery and recording of the Deed, Bill of Sale, and other Closing Documents, and all related recording charges.

         B. Buyer shall pay for one-half of all applicable realty transfer taxes, for Buyer's title examination, and for Buyer's title examination and premiums.

         C. Buyer and Seller shall be responsible for paying their own attorney's fees in connection with this transaction.

    XII. CLOSING.

         A. Time and Date and Place. The Closing on the sale of the Property (herein referred to as the "Closing") shall take place at a time specified by Buyer in writing to Seller at least five (5) days prior to the specified Closing Date, but in any event no later than the last to occur of
(i) ten (10) days next following the Inspection Period Expiration Date, or
(ii) July 30, 1997, at the offices of Drinker Biddle & Reath LLP, 1000 Westlakes Drive, Suite 300, Berwyn, PA 19312 commencing at 10:00 a.m.

         B. Documents. At Closing, the parties indicated shall simultaneously execute and deliver the following:

              1. Seller's Documents and Other Items. Seller shall execute and deliver or cause to be executed and delivered to Buyer in proper form for recording:

                   (a) Deed. A special warranty deed prepared by Buyer's counsel in form acceptable to Seller (the "Deed"), conveying the Premises to Buyer, duly executed by Seller for recording. The Deed description shall be based upon the metes and bounds description attached as Exhibit "A", unless Buyer requests that Seller convey the Premises by the metes and bounds description shown on the new survey, if any, obtained by Buyer, in which event the Premises shall be so conveyed.

                   (b) Bill of Sale. A bill of sale prepared by Buyer's counsel in form acceptable to Seller, assigning, conveying and transferring to Buyer, all of the Personal Property.

                   (c) Original Leases. All original Leases, tenant files, tenant correspondence and repair records.

                   (d) Original Licenses, Contract Documents and Other Personal Property. All original Licenses, Contract Documents, and other Personal Property described in Section I.B. of this Agreement.

                   (e) Assignment of Leases. An assignment and assumption agreement with reciprocal indemnities, prepared by Buyer's counsel in form acceptable to Seller (the "Assignment"), duly executed by Seller and Buyer, assigning, conveying and transferring to Buyer the Leases.

                   (f) Assignment of Licenses, Contract Documents and Other Personal Property. An assignment agreement prepared by Buyer's counsel, in form acceptable to Seller, assigning, conveying and transferring to Buyer the Licenses, Contracts Documents and Other Personal Property, including, specifically, the Names.

                   (g) FIRPTA Certificates. All certificate(s) required under Section 1445 of the Code.

                   (h) Tenant Letter. Letters to each tenant advising of the change in ownership and directing the payment of rent to such party as the Buyer shall designate, said letter to be in form acceptable to Buyer.

                   (i) Estoppel Certificate from Cumru and Robeson Townships. A Certification Statement or its equivalent issued by the zoning officer, building inspector or other official of the municipality in which the Property is located stating that the present use of the Property as an office building complex is lawful, that there are no violations of record, and that all conditions and required work have been performed in order that the Property be a legally subdivided parcel. Such Statement shall be dated not earlier than the date hereof. If such Certification Statement is not available, Seller shall have the right, but not the obligation, to substitute its own Certificate and Indemnity in place thereof.

                   (j) Title Insurance Certificates. Such affidavits of title or other certifications as shall be required by the Title Company to insure Buyer's title to the Premises as set forth in Section III, and to provide affirmative endorsements (a) against mechanic's liens, (b) insuring against any violation of existing covenants, conditions or restrictions, and insuring that future violation will not result in forfeiture of title, (c) insuring that all foundations in place as of the date of such policy are within the lot lines and applicable set back lines, (d) insuring that the buildings and structures on the Premises do not encroach onto adjoining land or onto any easements, (e) insuring that confirming that there are no encroachments of improvements from adjoining land onto the Premises (f) removing any exceptions for matters which an accurate survey would disclose , and (g) providing affirmative insurance with respect to such other matters as Buyer or its lender shall specify.

                   (k)  Updated Rent Roll.  An updated schedule of
Leases, containing all information required to be set forth in Exhibit "D", which schedule is correct and complete as of the date of closing.

                   (l) Seller Certificate. A written certification confirming that as of Closing no representation or warranty of Seller contained in this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or knowingly omits to state a material fact necessary to make any representation or warranty contained herein misleading.

                   (m) Organization Certifications. Confirmation of the good standing and existence of Seller and the due authority of those executing for them, including, without limitation, the following documents issued no earlier than 30 days prior to Closing: (a) good standing certificate in state of organization and in the State in which the Premises are located, (b) articles of incorporation, partnership agreement or other formation instrument certified by the secretary of state of the state of incorporation, (c) a certificate from the secretary of the corporation or managing general partner of the partnership confirming the incumbency of the signatories and the current force and effect of the resolution authorizing their execution of the documents required under this Agreement.

                   (n) Keys. All keys, combinations and security codes for all locks and security devices on the Property;

                   (o) Tax Bills. Current tax bills and, if available, tax bills for each of the years of Seller's ownership of the Property;

                   (p) Tax Reduction Rights. An instrument assigning to Buyer any claims for the reduction of real or personal property taxes assessed against any portion of the Property for the fiscal year in which the Closing takes place; any refund for such year shall be prorated when received;

                   (q)  Tenant's Estoppels.

                        (1) Seller shall use its best efforts to obtain, and shall deliver to Buyer promptly as the same are received but in any event no later than the Closing Date, estoppel certificates ("Tenant Estoppel Certificates") dated no earlier than thirty (30) days prior to the Closing Date from all tenants (except as otherwise provided for herein below in subparagraph (2)) under Leases (in substantially the form of Exhibit "H" attached hereto and made a part hereof). In lieu of delivering such required Tenant Estoppel Certificates, if Seller shall have attempted in good faith but shall have been unable to secure the same, then Seller shall be permitted (but not obligated) to substitute its own Certificate and Indemnity, substantially in the form of Exhibit "H" for each tenant from whom Seller failed to receive a Tenant Estoppel Certificate.

                        (2) Notwithstanding anything to the contrary contained herein, Seller shall obtain Tenant Estoppel Certificates for the following tenants: Penske Truck Leasing Co., L.P., UGI Utilities, Inc. and Parsons Power (the "Required Tenants"), and in no event shall Seller be permitted to substitute its own Certificate and Indemnity for any or all of the Required Tenants.

              2. Buyer's Documents. Buyer shall deliver or cause to be delivered to Seller:

                   (a) The amounts required to be paid to Seller pursuant to this Agreement;

                   (b) Confirmation of the existence and subsistence of Buyer, and the authority of those executing for Buyer, including, without limitation, the following documents issued no earlier than thirty (30) days prior to Closing: (a) good standing certificate in State of Maryland, (b) Buyer's Amendment and Restatement of Declaration of Trust filed on August 27, 1996, as amended, (c) a certificate from any officer of Buyer confirming the incumbency of the signatories and the current force and effect of the resolution authorizing their execution of the documents required under this Agreement.

              3. Title Insurance. As a condition to Buyer's obligations at Closing, Title Company shall furnish Buyer at Closing with the Title Policy, in the form approved by Buyer pursuant to Section III, in the full amount of the Purchase Price, wherein the Title Company shall insure fee simple title to the Property in Buyer or its designee as of the Closing Date containing no exceptions to title other than those which have been approved by Buyer in writing pursuant to Section III hereof and providing the title endorsements specified in Section XII.B.(1)(j) above.

              4. Necessary Documents. Buyer and Seller shall execute and deliver such other documents and instruments as may be reasonably necessary to complete the transaction contemplated by this Agreement.

    XIII. DEFAULT; REMEDIES

         A. In the event that any of Seller's representations, warranties or covenants contained in this Agreement are untrue or if Seller shall have failed to have performed any of the covenants and/or agreements contained in this Agreement which are to be performed by Seller, on or before the date set forth in this Agreement for the performance thereof, or if any of the conditions precedent to Buyer's obligation to consummate the transaction contemplated by this Agreement shall have failed to occur, Buyer may, at its option, rescind this Agreement by giving written notice of such rescission to Seller and Seller shall immediately thereafter return the Deposit, and thereupon, subject to the provisions of Section XIII.C. below, the parties shall have no further liability to each other hereunder. In the alternative, but without limiting Buyer's right upon any default by Seller hereunder to receive the prompt return of the Deposit, Buyer may seek to enforce specific performance of this Agreement.

         B. Buyer recognizes that the Property will be removed by Seller from the market during the existence of this Agreement and that if this purchase and sale is not consummated because of Buyer's default Seller shall be entitled to compensation for such detriment. Seller and Buyer acknowledge that it is extremely difficult and impracticable to ascertain the extent of the detriment, and to avoid this problem, Seller and Buyer agree that if the purchase and sale contemplated in this Agreement is not consummated because of Buyer's default under this Agreement, Seller shall be entitled to retain the Deposit as liquidated damages. The parties agree that the sum stated above as liquidated damages shall be in lieu of any other relief to which Seller might otherwise be entitled, Seller hereby specifically waiving any and all rights which it may have to damages or specific performance as a result of Buyer's default under this Agreement.

         C. Buyer's Out-of-Pocket Costs. In the event of Seller's breach or default hereunder which results in Buyer's termination of this Agreement, or in the event that Seller shall fail to perform any term, covenant or agreement, or satisfy any condition herein stipulated (including, without limitation, a failure of title), then, in any such event, upon termination by Buyer hereunder, in addition to receiving the immediate return of the Deposit, anything in the Agreement contained to the contrary notwithstanding, Buyer shall also receive from Seller, upon demand, Buyer's actual, documented out-of-pocket costs and expenses associated with this Agreement and Buyer's anticipated acquisition of the Property including, without limitation, Buyer's reasonable counsel fees and costs, title expenses, survey costs, and other costs and expenses associated with Buyer's due diligence, including, without limitation, legal, financial and accounting due diligence, Buyer's structural inspection of the Property and Buyer's environmental assessment of the Property (collectively, "Transaction Costs"). The foregoing list is not intended to be exclusive, but representative of the costs and expenses that the parties anticipate that Buyer will incur in anticipation of this transaction. Seller's maximum reimbursement liability under this Section XIII.C. shall not exceed $50,000.00.

    XIV. CONDITIONS PRECEDENT TO CLOSING.

         The obligations of Buyer hereunder are subject to the fulfillment of the following conditions prior to or on the Closing Date (any one of which may be waived in whole or in part by Buyer at or prior to the Closing) and in the event any of the conditions are not complied with, Buyer may terminate this Agreement by notifying the Seller and Escrow Agent and thereupon shall be returned the Deposit and thereafter this Agreement shall be null and void:

         A. Correctness of Warranties and Representations. All of the representations and warranties of Seller contained in this Agreement shall have been true and correct when made, and shall be true and correct on the Closing date with the same effect as if made on and as of the Closing Date. In the event any representation or warranty is not true and correct on the Closing Date, Seller shall deliver to Buyer at Closing a certification explaining in what respects the representation or warranty is no longer true and correct. In the event Buyer determines, in its sole and absolute discretion, that the representation or warranty which is no longer true and correct is a Company Material Adverse Effect, Buyer shall have the right to (i) terminate this Agreement, or (ii) require as a condition of closing a specific indemnity from Seller with respect to the fact disclosed as not being true and correct on the Closing Date.

         B. Compliance with Terms and Conditions. Seller shall have performed and complied with all of the terms and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

         C. Buyer's Satisfaction with Inspection. Buyer shall have notified Seller of Buyer's satisfaction with the title review performed under
Section VII of this Agreement, or shall fail to notify Seller on or before the Title Review Expiration Date, of Buyer's dissatisfaction with the results of such review.

         D. Trustee Approval. This Agreement and the transactions contemplated hereby shall have received formal approval of Buyer's Board of Trustees at a meeting duly called to consider same.

         E. Estoppels. Seller shall have delivered to Buyer the required Estoppels.

         F. Lease With Seller. Buyer and Seller shall enter into a lease substantially in the form attached hereto as Exhibit "J" and made a part hereof.

    XV.  PRORATIONS.

         A. Operating Expenses. The following items shall be prorated at Closing, as of close of business of the day immediately preceding Closing "Adjustment Date":

              1. Taxes. Real estate taxes applicable to the Property for the tax year in which Closing occurs, based on the respective tax years for which such taxes are assessed and on the most recent assessment of the Property and the then applicable tax rates. All real estate taxes, charges and assessments shall be pro rated on a per diem basis as of midnight of the day preceding the Closing Date, disregarding any discount or penalty and on the basis of the fiscal year of the authority levying the same. If any of the same have not been finally assessed as of the Closing Date for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor, and shall be re-adjusted immediately when and if final bills are issued. If any portion of the Property is a net leased property wherein the tenant(s) have paid or will pay all such taxes, charges and assessments directly to the person or entity entitled to receive the same (and not to Seller as landlord under the applicable Leases), no apportionment shall be made.

              2. Sewer Rents. All sewer rents not based on meter readings. Seller shall cause all utility meters to be read and the municipalities or utility companies servicing the Property to issue final bills to Seller as of the date of Closing, and all such bills shall be paid by Seller.

              3. Permit Fees. Fees payable with respect to assignable permits and governmental approvals;

              4. Operating Costs. All items of operating cost or expense incurred by Seller, including but not limited to utilities and fuel oil, and reasonably allocable or attributable to periods after Closing;

              5. Rents. All rents collected, both Basic Rents (as hereinafter defined) and Additional Rents (as hereinafter defined) shall be deemed to be applied first to the calendar month in which Closing occurs and thereafter to current rental periods and secondly to satisfy rental obligations arising from past rental periods prior to the date of Closing.
As used herein, the term "Basic Rents" shall mean all rents and charges payable by any and all tenants, including, without limitation, occupancy rents, but excluding Additional Rents. As used herein, the term "Additional Rents" shall mean any amounts payable by tenants pursuant to any provisions of such leases relating to escalation and pass-through of operating and other similar expenses and any provisions therein in respect of tenant escrows and reimbursements.

                   Basic Rents shall be apportioned as follows:

                   (a) Buyer shall receive a credit at Closing for all Basic Rents actually collected prior to Closing relating to any period after Closing; and
                   (b) With respect to Basic Rents uncollected as of Closing and owed by occupants of the Property at Closing for any period prior to the calendar month in which Closing occurs, Seller shall be reimbursed by Buyer following Buyer's collection of such Basic Rents, to the extent they are available in accordance with the provisions hereof, as follows: Buyer shall use its best efforts to collect such rents, and all amounts collected by Buyer, net of related costs of collection, shall be paid to Seller within ten
(10) days following the month of collection until the entire amount of such uncollected rents shall have been paid. If Buyer is unable to collect any portion of such Basic Rents within one hundred eighty (180) days following Closing, Buyer may elect, with respect to such Basic Rents, either to (I) assign all such Basic Rents to Seller, after which Seller may pursue any remedies to collect such Basic Rents and retain any amounts so collected, or
(II) retain such Basic Rents, in which event Buyer, within one hundred eighty
(180) days following Closing, shall make a cash payment to Seller of the amount of such Basic Rents, less Buyer's reasonable expenses relating to efforts to collect such Basic Rents, after which any amounts collected by Buyer shall be retained by Buyer.

                   Additional Rents shall be apportioned as follows:

                   (a) With respect to Additional Rents uncollected at Closing and owed for any period prior to Closing and not yet billed, Buyer shall submit appropriate bills to the tenants as soon as is practicable after Buyer receives sufficient information from Seller concerning Additional Rents to enable Buyer to do so. Buyer shall use its best efforts to collect such Additional Rents for a period of three hundred sixty-five (365) days after the rentals become due. Seller's apportioned interest in any amounts collected by Buyer to the extent such amounts are available in accordance with the provisions hereof, net of the costs of collection, shall be paid to Seller within ten (10) days following receipt thereof. If after the applicable three hundred sixty-five (365) day period Buyer has been unable to collect any Additional Rents, Buyer may elect, with respect to one or more of the leases one of the two alternatives set forth under subsection (A)(2) above, with the same related cash payment or assignment of accounts as is therein provided;

                   (b) With respect to Additional Rents billed and owed by occupants of the Property as of Closing, Buyer shall use its best efforts to collect such Additional Rents for a period of one hundred eighty (180) days after Closing. Any such amounts collected by Buyer, to the extent available pursuant to the provisions hereof, net of the costs of collection, shall be paid to Seller within ten (10) days following receipt thereof. If after the applicable one hundred eighty (180) day period Buyer has been unable to collect Additional Rents, Buyer may elect, with respect to any one or more of the leases one of the two alternatives set forth under subsection (A)(2) above, with the same related cash payment or assignment of accounts as is therein provided;

                   (c) Additional Rents shall be allocated over the period with regard to which such operating expenses are incurred, notwithstanding the date on which such Additional Rents become payable; and

                   (d) If the Premises are entirely net leased and the tenant(s) pay all Additional Rent directly to third parties, no apportionments or adjustments shall be made.

              6. Security Deposits. Seller shall deliver to Buyer at Closing, in cash or by certified check without adjustment, the amounts of all security deposits which may have been received from tenants, together with interest thereon which is due to any tenant under the provisions of any Lease or applicable law.

              7. Project Contracts. The unpaid monetary obligations of Seller under all Contracts shall, as a general matter, be pro rated on a per diem basis as of midnight of the day preceding the Closing Date, subject, nevertheless, to the following: With respect to all leasing, brokerage or other commission agreements relating to Property Leases, there shall be no apportionment or reimbursement of or for any leasing fees, commissions or other compensation ("Leasing Fees") which is in respect of any lease executed prior to the Closing, all of which shall be and remain the responsibility of Seller, and Seller shall pay the same when due and shall indemnify and hold Seller harmless from all thereof; and (ii) provided Closing occurs hereunder, Buyer shall be responsible for and shall pay when due and indemnify and hold Seller harmless from and against or reimburse to Seller if Seller has paid any Leasing Fees with respect thereto, all Leasing Fees which are due and payable subsequent to Closing on an "as collected" basis or all Leasing Fees which are due and payable for a renewal term which shall come into effect on or after the Closing Date; provided, however, Seller shall have disclosed to Buyer the existence of such Leasing Fee on the Company Schedule. Leasing Fees apportionable hereunder shall be apportioned and pro rated on a per diem basis as of midnight of the day preceding the Closing Date and as a function of (and calculated with respect to) the lease term for which the same were paid or will become due and payable.

         B. Custom and Practice. Except as set forth in this Agreement, the customs of the State and County in which the Premises are located shall govern prorations.

         C. Future Installments of Taxes. If at Closing, the Property or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in installments, then for purposes of this Agreement, all unpaid installments of any such assessment, including those which are to become due and payable and to be liens upon the Property shall be paid and discharged by Seller at Closing.

         D. Application of Prorations. If such prorations result in a payment due Buyer, the cash payable at Closing shall be reduced by such sum. If such prorations result in a payment due Seller, the same shall be paid by uncertified check at Closing.

         E. Schedule of Prorations. The parties shall endeavor to jointly prepare a schedule of prorations for the Property no less than five (5) days prior to Closing.

         F.   Escalations.   At least five (5) days prior to Closing, Seller
shall deliver to Buyer a reasonably detailed statement setting forth, as of the date of Closing (a) the sums collected from tenants under Leases on account of or in reimbursement of landlord's operating expenses and/or any other payments made by tenants to landlord on account of sums which are attributable to expenses paid or incurred by the landlord ("escalation payments") for the current fiscal year under each such Lease (whether a lease year or calendar or other year); and (b) the amounts paid or incurred by Seller during the appropriate fiscal year as aforesaid which Seller expects will be paid or reimbursed by escalation payments made by tenants.

         If Seller shall have collected escalation payments for periods prior to Closing, whether pursuant to estimates which were in excess of the amounts actually required to be paid, or otherwise, there shall be an adjustment and credit to Buyer at Closing for such excess. If the charges were not billed or have not been collected as of the date of Closing, then, when the amount of such escalation payments is determined and collected by Buyer from tenants, Buyer will, upon collection, remit to Seller the portion thereof to which Seller is entitled to the date of

Closing. Buyer shall have the right, in good faith, to settle or adjust any amount of such escalation payments due from any tenant without Seller's prior consent, provided that such settlement or adjustment applies ratably to all amounts of escalation payments due from such tenant.

         G. Readjustments. The parties shall correct any errors in prorations as soon after the Closing as amounts are finally determined.

         H. Indemnification for Seller's Tax Obligations. Seller shall indemnify, defend and save and hold harmless Buyer from any loss, cost, liability or expense (including, without limitation, reasonable counsel fees and court costs) incurred, paid or suffered by Buyer arising out of or by reason of any claim made by the Pennsylvania Department of Revenue or by any other state taxing or employment authorities asserting or indicating any claims or possible claims for unpaid taxes, penalties, interest or court costs related thereto of Seller or any related party, due the Commonwealth of Pennsylvania or its political subdivisions. The provisions of this Section XIV.H. shall specifically survive Closing hereunder.

    XVI. BROKERS. Each party hereby represents and warrants to the other that it has not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement, and that neither has had any dealings with any other person or party which may entitle that person or party to a fee or commission. Each party shall indemnify the other of and from any claims for commissions by any person or party claiming such commission by or through the indemnifying party.

    XVII. ESCROW AGENT. The parties hereto have requested that the Deposit be held in escrow by the Escrow Agent to be applied at the Closing or prior thereto in accordance with this Agreement. The Escrow Agent will deliver the Deposit to Seller or to Buyer, as the case may be under the following conditions:

         A. Payment to Seller. To Seller on the Closing Date upon the consummation of Closing;

         B. Notice of Dispute. If either Seller or Buyer believes that it is entitled to the Deposit or any part thereof, it shall make written demand therefor upon the Escrow Agent. The Escrow Agent shall promptly mail a copy thereof to the other party in the manner specified in Section XVIII.A. below. The other party shall have the right to object to the delivery of the Deposit, by filing written notice of such objections with the Escrow Agent at any time within ten (10) days after the mailing of such copy to it in the manner specified in Section XVIII.A. below, but not thereafter. Such notice shall set forth the basis for objection to the delivery of the Deposit. Upon receipt of such notice, the Escrow Agent shall promptly deliver a copy thereof to the party who filed the written demand.

         C. Escrow Subject to Dispute. In the event the Escrow Agent shall have received the notice of objection provided for in XVII.B. above, of this Section, in the manner and within the time therein prescribed, the Escrow Agent shall continue to hold the Deposit until (i) the Escrow Agent receives written notice from both Seller and Buyer directing the disbursement of the Deposit in which case the Escrow Agent shall then disburse said Deposit in accordance with said direction, or (ii) litigation arises between Seller and Buyer, in which event the Escrow Agent shall deposit the Deposit with the Clerk of the Court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent's option elect in order to terminate the Escrow Agent's duties including, but not limited to, deposit in Court and an action for interpleader.

         D. Escrow Agent's Rights and Liabilities. Escrow Agent shall not be required to determine questions of fact or law, and may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed and presented by the proper person, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent's own willful default or gross negligence. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification of this Agreement, unless the same is in writing and signed by Buyer and Seller, and, if Escrow Agent's duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto.
 In the event that Escrow Agent shall be uncertain as to Escrow Agent's duties or rights hereunder, or shall receive instructions from Buyer or Seller which, in Escrow Agent's opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold and apply the Deposit, pursuant to Section XVII.C., and may decline to take any other action.

    XVIII.   GENERAL PROVISIONS.

         A. Notices. All notices or other communications required or permitted to be given under the terms of this Agreement shall be in writing, and shall be deemed effective when (i) sent by nationally-recognized overnight courier, (ii) facsimile with original following by regular mail, or
(iii) deposited in the United States mail and sent by certified mail, postage prepaid, addressed as follows:

                   If to Buyer, addressed to:

                        Brandywine Realty Trust
                        Newtown Square Corporate Campus
                        16 Campus Boulevard
                        Suite 150
                        Newtown Square, PA  19073
                        Attn:  Gerard H. Sweeney,
                             President and Chief Executive Officer

                        with a copy in each instance to:

                        John W. Fischer, Esquire
                        Drinker Biddle & Reath, LLP
                        1000 Westlakes Drive, Suite 300
                        Berwyn, PA  19312

                   If to Seller, addressed to:

                        Salient 3 Communications, Inc.
                        P.O. Box 1498
                        Reading, PA  19603
                        Attn:  Paul Snyder


                        with a copy in each instance to:

                        Salient 3 Communications, Inc.
                        P.O. Box 1498
                        Reading, PA  19603
                        Attn:  Thomas F. Hafer, Esquire

                   If to Escrow Agent, addressed to:

                        Commonwealth Land Title Insurance Company
                        1700 Market Street
                        Philadelphia, PA  19103-3990
                        Attn:  M. Gordon Daniels, Esquire

or to such-other address or addresses and to the attention of such other person or persons as any of the parties may notify the other in accordance with the provisions of this Agreement.

         B. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         C. Entire Agreement. All Exhibits attached to this Agreement are incorporated herein and made a part hereof. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, understandings and agreements of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be modified or amended other than by an agreement in writing. The captions included in this Agreement are for convenience only and in no way define, describe or limit the scope or intent of the terms of this Agreement.

         D. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

         E. No Recording. This Agreement shall not be recorded in the Office for the Recording of Deeds or in any other office or place of public record.

         F. Tender. Tender of Deed by Seller and of the Purchase Price by Buyer, are hereby mutually waived.

         G. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

         H. Further Instruments. Seller will, whenever and as often as it shall be reasonably request so to do by Buyer, and Buyer will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, correction instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction provided for in this Agreement and to carry out the intent and purposes of this Agreement. All such instruments and documents shall be satisfactory to the respective attorneys for Buyer and Seller. The provisions of this Article shall survive the Closing.

         I. Time. Time is of the essence. In the event the last day permitted for the performance of any act required or permitted under this Agreement falls on a Saturday, Sunday, or legal holiday of the United States or the Commonwealth of Pennsylvania, the time for such performance will be extended to the next succeeding business day. Time periods under this Agreement will exclude the first day and include the last day of such time period.

         J. Designation of Nominee; Assignment of Agreement. Buyer shall have the right to designate one or more of its subsidiaries or affiliate entities to acquire title to the Premises hereunder.

         K. Effective Date. Whenever the term or phrase "effective date hereof" or "date hereof" or other similar phrases describing the date this Agreement becomes binding on Seller and Buyer are used in this Agreement, such terms or phrases shall mean and refer to the date on which a counterpart or counterparts of this Agreement executed by Seller and Buyer are deposited with the Escrow Agent.

         L. Time for Acceptance. This Agreement shall constitute an offer to buy or sell the Property, as case may be, on the terms herein set forth only when executed by the Seller or Buyer. This Agreement may be accepted by the party receiving such executed Agreement only by executing this Agreement and delivering an original signed copy hereof to the Escrow Agent and an originally signed copy hereof to the other party hereto within five (5) business days after such receipt. Failure to accept in the manner and within the time specified shall constitute a rejection and termination of such officer.

         M. Confidentiality. Each of the parties hereto covenants and agrees to hold the nature and content of this Agreement, including without limitation, the Purchase Price contained herein, in strict confidence, and other than disclosure required by the SEC and except as may be necessary to comply with this Agreement, neither party shall disclose the nature, content or the Purchase Price of this Agreement without the express written consent of the other party.

         N.   Delivery of Documents.   Promptly upon execution hereof by the
parties hereto, Seller shall deliver to Buyer one (1) copy of this Agreement, complete with all Exhibits and Schedules.

    XIX. SEC REPORTING (8-K) REQUIREMENTS.

         For the period of time commencing on the date hereof and continuing through the first anniversary of the Closing Date, and without limitation of other document production otherwise required of Seller hereunder, Seller shall, from time to time, upon reasonable advance written notice from Buyer, provide Buyer and its representatives, with (I) access to all financial and other information pertaining to the period of Seller's ownership and operation of the Property, which information is relevant and reasonably necessary, in the opinion of Buyer's outside, third party accountants (the "Accountants"), to enable Buyer and its Accountants to prepare financial statements in compliance with any or all of (a) Rule 3-05 or 3-14 of Regulation S-X of the Securities and Exchange Commission (the "Commission"), as applicable; (b) any other rule issued by the Commission and applicable to Buyer; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer; and (II) a representation letter, signed by the individual(s) responsible for Seller's financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation letter may be required by the Accountants in order to render an opinion concerning Seller's financial statements.

    XX.  INDEMNIFICATION.

         Without limitation of any other Seller indemnity obligations set forth herein, from and after the Closing Date, Seller shall indemnify, defend and save and hold harmless Buyer, and its respective trustees, directors, officers and employees, of, from and against any and all loss, cost, expense, damage, claim, and liability, including reasonable attorney's fees and court costs, including, without limitation, attorney's fees and costs associated with the enforcement of Seller's indemnification obligations (hereinafter collectively, "Losses") which Buyer may suffer or incur, resulting from, relating to, or arising in whole or in part, from or out of (i) any misrepresentation or breach of a representation or warranty by Seller contained in this Agreement; (ii) any failure to fulfill any covenant or agreement of Seller contained in this Agreement; (iii) all litigation set forth in this Agreement and on Exhibit "D"; hereto; (iv) all claims relating to the construction, maintenance and operation of the Property prior to Closing, except that with respect to any construction related claims such indemnity obligations of Seller shall cease as of the second anniversary of the Closing hereunder; or (v) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments, and/or claims arising out of or relating to any of the foregoing.

         Promptly after receipt by Buyer of written notice of the commencement of any suit, audit, demand, judgment, action, investigation or proceeding (a "Third Party Action") or promptly after Buyer incurs a Loss or has knowledge of the existence of a Loss, Buyer will, if a claim with respect thereto is to be made against Seller due to Seller's obligation to provide indemnification hereunder, give Seller written notice of such Loss or the commencement of any Third Party Action; provided, however, that the failure to provide such notice within a reasonable period of time shall not relieve Seller of any of its obligations hereunder. Promptly after receiving such notice, Seller will, upon notice to Buyer, have the right to assume and control the defense and settlement of any such Third Party Action at its own cost and expense; provided, however, that it shall be a condition precedent to the exercise of such right by Seller that Seller shall agree in writing that the Loss, or Third Party Action, as the case may be, is properly within the scope of the indemnification obligation and that as between the parties, Seller shall be responsible to satisfy and discharge such Third Party Action.
 Seller shall not enter into any resolution or other compromise of a Third Party Action without obtaining the complete release of Buyer for any liability to all claimants under or pursuant to such Third Party Action. Buyer shall have the right to participate in any such defense, contest or other protective action at its own cost and expense.

         Notwithstanding the foregoing, Buyer shall have the right to assume and control the defense and settlement of a Third Party Action (a) if such action includes claims for equitable relief which, if determined adversely to Buyer, could reasonably be expected to interfere with its intended business operations or damage its business reputation or (b) if Seller fails to do so in a timely manner. In any circumstances in which Buyer undertakes to control the Third Party Action as provided in this paragraph, it shall (i) not enter into any resolution or other compromise involving monetary damages without obtaining the prior written consent of Seller provided that such written consent may not be withheld if it would interfere with Buyer's business operation and (ii) keep Seller informed on an ongoing basis of the status of such Third Party Action and shall deliver to Seller, copies of all documents related to the Third Party Action reasonably requested by Seller. Buyer shall act to assure that all attorneys' fees and expenses incurred in connection therewith are reasonable.

    XXI. EXCULPATION.

         No recourse shall be had for any obligation of Buyer under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of Buyer, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by the Seller and all parties claiming by, through or under Seller.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

SALIENT 3 COMMUNICATIONS, INC.         BRANDYWINE REALTY TRUST
a Delaware Corporation                 a Maryland Real Estate Investment Trust


By: /s/ Thomas F. Hafer                By:  /s/ Gerard H. Sweeney
    -----------------------------           ---------------------------------
    Thomas F. Hafer                         Gerard H. Sweeney,
    Senior Vice President,             President and Chief Executive Officer
    General Counsel and Secretary


Agreed to by Escrow Agent with regard
to the obligations, terms, covenants
and conditions contained in this
Agreement relating to Escrow Agent.

COMMONWEALTH LAND TITLE INSURANCE COMPANY


By: /s/ Nancy Staino
    --------------------------------
    Nancy Staino
    Vice President

                             EXHIBITS TO AGREEMENT OF SALE


"A"      -    Legal Description

"B"      -    Schedule of Inventory

"C"      -    Permitted Encumbrances

"D"      -    Rent Roll

"E"      -    Significant Agreements/Service Contracts

"F"      -    Insurance

"G"      -    Operating Statements

"H"      -    Estoppel Certificate Form

"I-1"    -    Purchase Money Note

"I-2"    -    Purchase Money Mortgage

"J"      -    Lease between Seller and Buyer








                              SCHEDULE TO AGREEMENT OF SALE


Schedule 2.3  -    Allocation of Purchase Price

                                     EXHIBIT "A"


                                  Legal Description
                                  -----------------

                                     EXHIBIT "B"


                               Schedule of Inventory
                               ---------------------



                          TO BE ATTACHED AFTER EXECUTION

                                   EXHIBIT "C"


                             Permitted Encumbrances
                             ----------------------

                                  EXHIBIT "D"


                                   Rent Roll
                                   ---------

                                 EXHIBIT "E"


                 Significant Agreements/Service Contracts
                 ----------------------------------------


                       TO BE ATTACHED AFTER EXECUTION

                                 EXHIBIT "F"


                                  Insurance
                                  ---------



                       TO BE ATTACHED AFTER EXECUTION

                                 EXHIBIT "G"


                            Operating Statements
                            --------------------



                      TO BE ATTACHED AFTER EXECUTION

                                EXHIBIT "H"


                          Estoppel Certificate Form
                          -------------------------

                               EXHIBIT "I-1"


                            Purchase Money Note
                            -------------------



                       TO BE ATTACHED AFTER EXECUTION

                              EXHIBIT "I-2"


                        Purchase Money Mortgage
                        -----------------------



                     TO BE ATTACHED AFTER EXECUTION

                               EXHIBIT "J"


                     Lease between Seller and Buyer
                     ------------------------------



                     TO BE ATTACHED AFTER EXECUTION

                             EXHIBIT "I-1"


                           Buyer Money Note
                           ----------------



                    TO BE ATTACHED AFTER EXECUTION

                            SCHEDULE 2.3


                     Allocation of Purchase Price
                     ----------------------------



                   TO BE ATTACHED AFTER EXECUTION